Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	FOR IMMEDIATE RELEASE
Joe Weigel	October 2, 2017
Director of Communications (317) 972-7006 Direct jweigel@celadongroup.com

Celadon Group Announces Amendment to Revolving Credit Facility, New $22.6 Million Financing, and Other Matters

INDIANAPOLIS – October 2, 2017 – Celadon Group, Inc. (“Celadon” or the “Company”) (NYSE: CGI) today announced an amendment to its primary credit facility, a separate equipment financing to afford additional liquidity, and certain corporate updates.

Chief Executive Officer, Paul Svindland, commented: “Over the past two months, Celadon has adopted a new strategic plan and is moving rapidly toward implementation.  The primary components of our plan include strengthening our capital structure, exiting or downsizing unprofitable or non-core business, restoring the historical operating practices and profitability of our irregular route truckload business, and augmenting our senior management team and board of directors with world-class talent.  We are making significant progress toward our goals, while acknowledging our financial results will be uneven during this time.

“Strengthening our capital structure involves refinancing our revolving credit facility, increasing our liquidity, and extending the term of equipment leases maturing during fiscal 2018.  The refinancing effort is underway and has received significant initial interest, while our major equipment lessors have been supportive as well.   We expect to identify lead investors and a proposed capital structure in November, with a closing targeted for the second half of December.  We appreciate the support of our revolving lenders and our existing tractor and trailer lessors during this process.

“Our business evaluation identified core businesses for investment as well as non-core assets and business units for disposition.  The core truckload business, Celadon Logistics, A&S/Kinard, Taylor, Buckler, International, and others are key components of our ongoing strategy.   In terms of non-core assets, we exited the flatbed business and our driver-training academy in September, and we plan to exit three additional small businesses, including our Quality Companies lease servicing business, in coming quarters.  In addition, excess trailers and real estate have been identified for sale.

“The turnaround plan in our irregular route truckload business is centered around allocating our significant asset capacity toward profitable, driver friendly, and enduring customer needs within defined operating territories.  Over the past several years, the fleet size grew too rapidly and our traffic lanes became too diffuse in our Celadon Truckload Services subsidiary ("CTSI"), the largest irregular route component of our business. Our plan includes rationalizing the fleet size and improving our asset productivity.  We expect the strong freight market and growing shipper demand for capacity to assist us in increasing yield, driving out unproductive miles, and improving the efficiency of CTSI's operations. Since Jon Russell and Doug Schmidt took over CTSI's truckload operations, average revenue per seated tractor per week (excluding fuel surcharge revenue) improved from $2,652 in April to $3,069 in August.  At the same time, total truck count decreased by approximately 200 tractors, or 7%, between April and August, and by approximately another 200 tractors in September including the previously announced disposition of the flatbed operation.

“Finally, we are taking steps to augment our team.  We have searches underway for both senior management and independent director candidates.  We expect to add both in the relatively near term.”

Credit Facility Amendment
On September 29, the Company completed an amendment of its revolving credit facility led by Bank of America, N.A. The primary amendments included the following:

●          Financial covenants re-set through December 31,2017.
●          Maturity date of December 12, 2018.
●          Additional reporting and delivery requirements, including with respect to indicating progress on the refinancing plan during October and November.

The full text of the amendment and required disclosures will be reported on a Form 8-K to be filed with the United States Securities and Exchange Commission (“SEC”).

New Financing Improves Liquidity
On September 22, the Company received an approximately $22.6 million equipment term loan secured by existing tractors and trailers used in the Company’s Hyndman subsidiary.  Proceeds were used to reduce the outstanding balance on the Company’s revolving credit facility and create additional liquidity during the refinancing process.

SEC Investigation and Class Action Litigation
The SEC has undertaken a formal investigation related to the Company. The Company has received a subpoena from the SEC and is in the process of producing documents pursuant to the subpoena.

Shareholder class action and derivative lawsuits have been filed by various alleged stockholders of the Company seeking damages or other remedies related to certain accounting-related matters.  Those lawsuits assert claims under federal or state law related to, among other things, the Company’s previously issued financial statements.

Financial Statement Timing
Currently, the Company does not expect to issue audited financial statements or report financial results in compliance with generally accepted accounting principles for fiscal 2016, or any subsequent period, before December 31, 2017.

About Celadon
Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long haul, regional, local, dedicated, intermodal, temperature-protect, and expedited freight service across the United States, Canada, and Mexico. The Company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including logistics, warehousing, and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases, including “expects,” “expected,” “will,” “would be,” “intends,” “believes,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, statements relating to the refinancing process, the strategic plan including asset dispositions and turning around operational and financial results, adding senior management and independent directors, and the release of financial results, among others, are forward-looking statements.   Actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider factors that could impact results as provided in various disclosures by the Company in its press releases, stockholder reports, and filings with the SEC.

Back to Form 8-K